AMERICAN RENAL ASSOCIATES HOLDINGS, INC. APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS
BEVERLY, MA (April 19, 2017) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced that Susanne (Susy) V. Clark and Robert H. Fish were appointed to the company’s board of directors. Mr. Fish will serve on ARA’s board of directors and as a member of the board’s audit committee.
Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, remarked, “We are very pleased to expand our board of directors with two accomplished professionals who will strengthen our board and help advance ARA’s strategic priorities. I have had the opportunity to work closely with Susy Clark since Centerbridge’s investment in ARA and have been impressed with her business acumen and capital markets expertise. Robert Fish brings considerable health care services perspectives and leadership experience from a variety of health care settings to our board. We welcome them both to ARA’s board, and we look forward to their contributions to the company.”
Ms. Clark’s business and legal experience spans over 20 years. She joined Centerbridge Partners, L.P. (“Centerbridge”) in 2009 and serves as Senior Managing Director and General Counsel. Prior to joining Centerbridge, Ms. Clark has had a distinguished career serving in legal and business roles at a variety of financial services firms, including General Counsel and Chief Compliance Officer of Basso Capital Management, L.P., Deputy General Counsel of Amaranth Group Inc., and Vice President and Assistant General Counsel of Goldman Sachs Group, Inc. Ms. Clark started her career as an Associate in the New York Office of Shearman & Sterling LLP. Ms. Clark graduated with honors from Swarthmore College and received her J.D. from Columbia Law School. As a Class II member of the board, Ms. Clark will stand for election at our 2018 Annual Meeting of Shareholders.
Mr. Fish brings more than 30 years of health care services experience to the ARA board. Mr. Fish currently serves as a director and chairman of Genesis Healthcare, Inc. (NYSE: GEN) and as a director for LifeCare Health Partners, LLC. Mr. Fish has held leadership positions in a wide variety of health care services organizations, including CEO of Skilled Healthcare Group, Inc. prior to its combination with Genesis Healthcare, Inc. (“Genesis”), Managing Partner of Sonoma-Seacrest, LLC, Chairman and CEO of Genesis Health Ventures, a predecessor to Genesis, President and CEO of St. Joseph Health System, and President and CEO of Valley Care Health System. Mr. Fish’s prior board experience includes serving as chairman of REACH Medical Holdings, serving as the executive chairman of Coram, Inc., and serving as a director of NeighborCare, Inc. Mr. Fish also serves as a member of the board of directors of the St. Helena Hospital Foundation, a philanthropic organization benefiting the St. Helena Hospitals in Napa Valley. Mr. Fish holds a Bachelor of Arts in Sociology from Whittier College, and a Masters degree in Hospital Administration from the University of California at Berkeley. The board of directors has determined that Mr. Fish qualifies as an independent director under NYSE listing standards applicable to audit committee members, and as a Class I member of the board, he will stand for election at the upcoming Annual Meeting of Shareholders on June 16, 2017.
About American Renal Associates
American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of December 31, 2016, ARA operated 214 dialysis clinic locations in 25 states and the District of Columbia serving approximately 14,500 patients with end stage renal disease. ARA operates exclusively through a physician partnership model, in which it partners with approximately 380 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.
American Renal Associates Holdings, Inc. Contact:
Darren Lehrich, SVP Strategy & Investor Relations
Telephone: (978)-922-3080 x134; Email: dlehrich@americanrenal.com